Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ALX Oncology Holdings Inc.:

We consent to the use of our report dated June 12, 2020, except for the retroactive effect of the reverse stock split as described under the heading ‘Reverse Stock Split’ in Note 4, which is as of July 13, 2020, with respect to the balance sheet of ALX Oncology Holdings Inc. as of April 1, 2020 (inception), and the related notes, in the registration statement (No. 333-251171) on Form S-1, included therein and incorporated by reference herein, and to the reference to our firm under the heading “Experts”.

/s/ KPMG LLP

San Francisco, California
December 9, 2020